Exhibit 10.5

AMENDMENT NO. 2 TO LEASE

THIS AMENDMENT NO. 2 TO LEASE dated as of December 27, 2011 (this “Amendment”) is by and among OSH PROPERTIES LLC, a Delaware limited liability company (the “Landlord”) and ORCHARD SUPPLY HARDWARE LLC, a Delaware limited liability company (the “Tenant”) and is acknowledged and agreed to by those parties referenced on the signature pages hereto. Capitalized terms used but not otherwise defined in or pursuant to this Amendment shall have the meanings set forth in Appendix A to the Lease (hereinafter defined).

W I T N E S S E T H

WHEREAS, the Landlord and the Tenant are parties to that certain Lease dated as of October 27, 2010, as amended by that certain Amendment No. 1 to Lease dated as of February 17, 2011 (as previously or hereinafter amended, restated, replaced, supplemented or otherwise modified from time to time, the “Lease”) pursuant to which the Landlord leased the Properties to the Tenant;

WHEREAS, OSH Finance Corporation, a Delaware corporation (the “Lease Guarantor”), is a party to that certain Guaranty Agreement dated as of October 27, 2010 (as previously or hereinafter amended, restated, replaced, supplemented or otherwise modified from time to time, the “Lease Guaranty”) pursuant to which the Lease Guarantor guaranteed to the Landlord the obligations of the Tenant pursuant to the Lease;

WHEREAS, the Landlord, the Lenders and the Mortgagee are parties to that certain Loan Agreement dated as of October 27, 2010, as amended by that certain Amendment No. 1 to Loan Agreement dated as of December 19, 2011, as further amended by that certain Amendment No. 2 to Loan Agreement dated as of the date hereof (as previously or hereinafter amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders provided the Loan to the Landlord to refinance the Properties;

WHEREAS, regarding the Lease, the Tenant has requested certain modifications as described in this Amendment; and

WHEREAS, the Landlord has agreed to such modifications of the Lease, in all cases subject to the terms and conditions of this Amendment and subject to obtaining the acknowledgement of this Amendment by the parties referenced on the signature pages hereto;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment agree as follows:

ARTICLE I

AMENDMENT TO LEASE

1. Section 46 of Part II of the Lease is hereby amended by adding the following immediately after Section 46(c):

(d) On and after the Spin-Off if a Spin-Off occurs (but only to the extent that OSH Finance Corporation merges into Holdings as a part of the Spin-Off, with Holdings being the survivor of such merger), OSH Finance Corporation shall automatically, and without the need for any further action, be released from the Lease Guaranty.

2. Section 48.09 of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

48.09. Maximum Adjusted Leverage Ratio. Tenant, on a consolidated basis, shall maintain, on the last day of each fiscal quarter set forth below, an Adjusted Leverage Ratio as determined for Tenant and its Subsidiaries of not more than the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Adjusted Leverage Ratio

Each Fiscal Quarter Ending On or Prior To October 29, 2011	5.50x

Each Fiscal Quarter Ending On or After January 28, 2012 Through and Including the Fiscal Quarter Ending on April 28, 2012	6.00x

Each Fiscal Quarter Ending On or After July 28, 2012 Through and Including the Fiscal Quarter Ending on May 4, 2013	5.75x

Each Fiscal Quarter Ending On or After August 3, 2013 Through and Including the Fiscal Quarter Ending on May 3, 2014	5.25x

Each Fiscal Quarter Ending On or After August 2, 2014 Through and Including the Fiscal Quarter Ending on May 2, 2015	5.00x

Each Fiscal Quarter Ending After May 2, 2015 Through and Including the Remainder of the Lease Term	4.75x

3. Section 48 of Part II of the Lease is hereby amended by adding the following immediately after Section 48.09:

48.10 Qualified Subordinated PIK Debt. Notwithstanding any other provision of this Lease (including without limitation the Savings Clause), Tenant shall cause each item of Indebtedness which is to be construed as Qualified Subordinated PIK Debt to satisfy in all respects each element of the definition of “Qualified Subordinated PIK Debt,” all to the reasonable satisfaction of Mortgagee. Failure to do so shall result in such Indebtedness not constituting Qualified Subordinated PIK Debt for any purpose under this Lease.

4. Section 49.01(n) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(n) any “bad acts” Guarantee and any environmental indemnity issued by any Loan Party in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower; and

5. Section 49.01 of Part II of the Lease is hereby amended by adding the following immediately after Section 49.01(o):

(p) Qualified Subordinated PIK Debt issued in exchange for Term Loans in an initial aggregate principal amount not to exceed the amount of such Term Loans received by the Tenant in such exchange provided that any such Term Loans received by the Tenant in any such exchange shall be automatically cancelled upon receipt for all purposes of the Term Loan Credit Agreement and this Lease.

6. The final paragraph of Section 49.01 of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

Additionally, no Loan Party will permit any Unrestricted Subsidiary to, create, incur or suffer to exist any Indebtedness for borrowed money other than (i) Indebtedness outstanding under the Loan Agreement, and (ii) an extension, refinancing, or renewal of any of the Indebtedness described in clause (i) above or this clause (ii); provided that, in the case of this clause (ii), such extension, refinancing or renewal does not result in an increase in the principal amount of such Indebtedness above the amount outstanding immediately prior to such extension refinancing or renewal except by an amount equal to accrued but unpaid interest and premiums thereon.

7. Section 49.03(c) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(c) Holdings will not engage in any business or activity other than those activities related to its Equity Interests being publicly traded, purchasing Term Loans in accordance with the Term Loan Credit Agreement and ABL Loans in accordance with the terms of the ABL Credit Agreement, the ownership of all the outstanding Equity Interests of Tenant and activities incidental thereto, including (i) paying Taxes, (ii) preparing reports to Governmental Authorities and to its shareholders, (iii) holding directors and shareholders meetings, preparing corporate records and other activities permitted by this Agreement and (iv) guarantees required in the ordinary course of Tenant’s activities that may be required by counterparties. Holdings will not own or acquire any assets (other than Equity Interests of Tenant, the Term Loans, the ABL Loans, the cash proceeds of any Restricted Payments permitted by Section 49.08 of Part II and cash contributions received from the holders of Equity Interest of Holdings provided that such contributions shall be immediately contributed to Tenant) or incur any liabilities (other than liabilities under the ABL Loan Documents, the Term Loan Documents, liabilities pursuant to the Indemnification Agreements and (subject to the provisions of Section 46(c) of Part II) the Lease Guaranty, liabilities reasonably incurred in connection with its maintenance of its existence, nonconsensual obligations imposed by law and obligations with respect to its Equity Interests (including related to its Equity Interests being publicly traded and pursuant to its stockholders’ agreement)).

8. Section 49.04(c) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(c)(i) investments by Holdings in Tenant and (ii) investments by Tenant and the Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, provided that the aggregate amount of investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under the proviso to Section 49.04(d) of Part II, outstanding Guarantees permitted under the proviso to Section 49.04(e) of Part II, investments permitted under clause (i) of Section 49.04 of Part II and investments permitted under clause (j) of Section 49.04 of Part II) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

9. Section 49.04(l) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(l) any “bad acts” Guarantee and any environmental indemnity issued by any Loan Party in connection with the Real Estate Debt pursuant to which the Unrestricted Subsidiary is borrower;

10. Section 49.08(a) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(a) Tenant will not, nor will it permit any Loan Party or any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or to make, or agree to make any redemptions or repurchases with respect to its capital stock, or incur any obligation (contingent or otherwise) to do so, except (i) each of Holdings and Tenant may make Restricted Payments and/or redemptions or repurchases with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its common Equity Interests, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) each of Holdings and Tenant may make Restricted Payments and/or redemptions or repurchases with respect to its common Equity Interests, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, Tenant and its Restricted Subsidiaries, (iv) each of Holdings and Tenant may pay dividends or make distributions to the persons holding its Equity Interests in an aggregate amount such that such persons may pay (x) franchise Taxes and other fees, Taxes and expenses to maintain their legal existence and (y) federal, state and local income Taxes to the extent attributable to Holdings and its Subsidiaries or to Tenant and its Subsidiaries as the case may be, provided that in all events the amounts paid pursuant to clause (y) shall be amounts sufficient to pay the direct obligations of such persons for such Taxes and obligations of Tenant and Holdings under the Tax Sharing Agreement, provided, however, that (aa) the amounts paid under clause (y) shall not exceed the amount that would be payable, on a consolidated or combined basis, were Holdings the common parent of a separate federal consolidated group or state combined group including Tenant and its Subsidiaries and (bb) in the case of Taxes attributable to the Unrestricted Subsidiary, an amount equal to the amount of such tax payment has been received by Tenant from the Unrestricted Subsidiary prior to such payment being made; and (v) so long as there exists no Event of Default, each of Holdings and Tenant may pay dividends or make distributions to the persons holding its Equity Interests in an aggregate amount such that such persons may pay officers, directors and corporate overhead expenses incurred in the ordinary course of business up to a maximum aggregate amount of $2,500,000 in any fiscal year.

11. Section 49.08(b)(ii) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(ii) payment of regularly scheduled interest and principal payments and any mandatory prepayments or redemptions provided no Default has occurred and is continuing hereunder, as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof or payment of cash interest in respect of Qualified Subordinated PIK Debt;

12. Section 49.08(c) of Part II of the Lease is hereby deleted in its entirety and replaced by the following:

(c) In addition to Restricted Payments permitted under Section 49.08(a) of Part II and payments on or in respect of Indebtedness permitted under Section 49.08(b) of Part II, any Loan Party may make Restricted Payments and/or redemptions or repurchases with respect to its coomon Equity Interests and payments of or in respect of Indebtedness, to the extent no Default or Event of Default is continuing at the date of declaration or payment thereof (or would result therefrom), in an amount up to (i) $2,000,000 in any fiscal year plus (ii) 50% of the remaining cumulative Excess Cash Flow since the date hereof (after giving effect to any prepayments required to be made pursuant to Section 2.11(c) of the Term Loan Credit Agreement, any investments, loans or advances made pursuant to Section 49.04(o)(iii) of Part II, and any previous Restricted Payments or payments made pursuant to this clause (c)(ii)); provided, however, that, on the date of any such declaration or payment utilizing this clause (c), Tenant and its Subsidiaries shall be in pro forma compliance with Section 48.09 of Part II

13. Section 49.09 of Part II of the Lease is hereby amended by adding the following immediately after Section 49.09(f):

and (g) the issuance of Qualified Subordinated PIK Debt in exchange for Term Loans pursuant to Section 6.01(p) of the Term Loan Credit Agreement and Section 49.01(p) of Part II.

14. Section 49.13 of Part II of the Lease is hereby added immediately after Section 49.12 of Part II of the Lease as follows:

49.13. Limitation on Capital Expenditures. No Loan Party shall permit the aggregate amount of Capital Expenditures made in any fiscal year set forth below to exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2012	$22,500,000
2013	$25,000,000
2014	$27,500,000
2015 and thereafter through and including the remainder of the Lease Term	$30,000,000

15. Appendix A of the Lease is amended (a) to delete therefrom the definitions of “Appliance Sales Agreement” and “Brand Sales Agreement” and (b) to replace or add, as applicable, the following definitions in appropriate alphabetical order:

ABL Credit Agreement: means the Second Amended and Restated Senior Secured Credit Agreement dated as of January 29, 2010 among Tenant, the Loan Guarantors party thereto, the ABL Lenders and the ABL Administrative Agent, as amended by that certain Consent and First Amendment to Credit Agreement dated as of December 21, 2011 among Tenant, the Loan Guarantors party thereto, the ABL Lenders and the ABL Administrative Agent.

Amendment No. 2: shall mean Amendment No. 2 to Lease dated as of December 27, 2011 among Landlord, Tenant, the Mortgagee and the other parties thereto acknowledging and agreeing to the terms thereof.

Amendment No. 2 Effective Date: shall mean the date on which each of the conditions precedent set forth in Article II of Amendment No. 2 have been satisfied.

Appliances Agreement: shall mean the Consignment Agreement, dated as of October 26, 2011, between Tenant and Sears Authorized Hometown Stores, LLC.

Brands Agreement: shall mean (x) prior to any Spin-Off, the Amended and Restated Brand Sales Agreement, dated as of December 21, 2006 between Tenant and Sears and (y) on or after the Spin-Off if a Spin-Off occurs, any one or more brands license agreements, to be effective on or about the date of the Spin-Off, between Tenant and Sears Brand Management Corporation.

Capital Expenditures: shall mean, for any period, without duplication, any expenditure or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Tenant and its Restricted Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed or reimbursed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (z) tenant improvements allowances or landlord contributions, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller for such equipment being traded in at such time, or (iii) the purchase of plant, property or equipment to the extent financed or reimbursed, with the proceeds of (A) tenant improvement allowances or landlord contributions or (B) an Asset Sale or Property Loss Event that are not required to be applied to prepay the obligations pursuant to Section 2.11(b) of the Term Loan Credit Agreement.

Capital Lease Obligations: of any Person, shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Amendment No. 2 Effective Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Amendment No. 2 Effective Date.

Consolidated Total Funded Debt: shall mean, at any date, the aggregate principal amount of all Indebtedness described in clauses (a), (b), (e), (f) (to the extent that such Guarantee is with respect to Indebtedness described in clauses (a), (b), (e) and (g) and such Person has become obligated to make payment in respect of such Guarantee) and (g) of the definition of “Indebtedness” of Tenant and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP but excluding any Qualified Subordinated PIK Debt of Tenant and its Subsidiaries at such date.

ERISA Event: shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Tenant or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Tenant or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Tenant or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Tenant or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

Indemnification Agreements: shall mean (a) the Guaranty of Recourse Obligations dated as of October 27, 2010, from Holdings, the Tenant and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, and each lender party to the Loan Agreement, (b) the Guaranty of Payment dated as of October 27, 2010, from Holdings, the Landlord, the Tenant and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, and each lender party to the Loan Agreement, and (c) the Environmental and Hazardous Materials Indemnification Agreement dated as of October 27, 2010, from Holdings, the Landlord, the Tenant and OSH Finance Corporation in favor of Wells Fargo Bank, N.A., as administrative agent, each lender party to the Loan Agreement and the other indemnified parties identified therein.

Net Proceeds: shall mean, (x) with respect to any Asset Sale, Property Loss Event or Property Sale (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees and other reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event (or solely in the case of a Property Sale, all payments actually made with the proceeds from such Property Sale) to repay Indebtedness (other than the ABL Loans and the Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and to pay any interest, premium or other amounts in connection therewith and (iii) the amount of all taxes paid (or reasonably estimated to be payable) as a result thereof and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer) and (y) with respect to any Debt Issuance or Refinancing Term Loans, as the case may be, the excess, if any, of (a) the sum of the cash received in connection with such Debt Issuance or Refinancing Term Loans, as the case may be over (b) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Tenant or such Restricted Subsidiary in connection with such incurrence or issuance.

Permitted Encumbrances: shall mean:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 48.04 of Part II;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 48.04 of Part II;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments, other than (i) judgments for the payment of money in each case in an aggregate amount in excess of $10,000,000 (not covered by insurance as to which the insurer has been notified and has not denied coverage) rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and, which remain undischarged for a period of 30 consecutive days during which execution shall not have been effectively stayed or bonded pending appeal, or (ii) non-monetary judgments or orders against any Loan Party or any Restricted Subsidiary of any Loan Party, which judgments or orders have not been discharged within 30 days after entry and which judgments or orders, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or which non-monetary judgments or orders, in any case, have not been stayed on appeal or are not otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Tenant or any Restricted Subsidiary;

(g) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Tenant or any of its Restricted Subsidiaries;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Tenant or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(j) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Tenant or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Tenant or any of its Restricted Subsidiaries in the ordinary course of business;

(k) Liens solely on any cash earnest money deposits made by Tenant or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens in favor of Credit Card Issuers arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements; and

(m) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Tenant or any of its Subsidiaries,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness provided, however, “Permitted Encumbrances” respecting the Premises shall mean only the following: (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or such Liens, if any, being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (d) Liens in respect to property or assets imposed by law which are incurred in the ordinary course of business and which are either not yet due and payable or being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (e) mechanics’, materialmen’s or similar Liens, if any, which are being diligently contested in good faith and by appropriate proceedings in accordance with the terms of this Lease and the Loan Documents, provided, that no such Lien is in imminent danger of foreclosure, (f) Liens, if any, respecting the fee interest in any Property that is subject to a ground lease (as to which the Landlord is the ground tenant or ground lessee), so long as such Lien is subordinate to the interests of the Mortgagee under the Mortgage respecting such Property, and (g) such other title and survey exceptions as Mortgagee and Landlord have approved or may approve in writing in Mortgagee’s and Landlord’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Premises or Landlord’s ability to repay the Loan.

Property Sale: shall mean any sale or other disposition (including pursuant to any sale and leaseback transaction) of any Property of the Landlord.

Public Equity Offering: shall mean any underwritten public offering of common stock of Holdings or any Spin-Off.

Qualified Subordinated PIK Debt: shall mean unsecured Indebtedness of the Tenant that (a) does not provide for any scheduled payment of principal prior to the date that is 6 months after December 21, 2015, (b) provides for the payment of interest prior to the date that is 6 months after December 21, 2015 solely through an increase in the principal amount of such Indebtedness, (c) does not require the Tenant, upon the happening of any event (other than pursuant to change of control offers and asset sale offers that are customary for senior subordinated high yield debt securities), to repurchase or redeem such Indebtedness, (d) is subordinated to (i) the Obligations (in favor of the Term Lenders, the Term Administrative Agent or any indemnified party arising under the Term Loan Documents) on terms customary for high yield debts securities as reasonably determined by the Term Administrative Agent, (ii) the Obligations (in favor of the ABL Lenders, the ABL Administrative Agent or any indemnified party arising under the ABL Loan Documents) on terms customary for high yield debts securities as reasonably determined by the Term Administrative Agent, and (iii) this Lease and the Indemnification Agreements on terms customary for high yield debts securities as reasonably determined by the Mortgagee, (e) is not Guaranteed by or recourse to any Subsidiary of Tenant that is not a Loan Party, does not Guarantee the Tenant’s obligations under this Lease and is not an obligated party pursuant to each of the Indemnification Agreements, and (f) does not contain financial maintenance covenants and contains other covenants and events of default as are not in the aggregate more restrictive than the terms of the Term Loan Credit Agreement or this Lease (with customary modifications for high yield debt securities).

Refinancing Term Loans: shall mean one or more term loans under the Term Loan Credit Agreement that result from a Refinancing Amendment (as such term is defined in the Term Loan Credit Agreement).

Related Documents: shall mean this Lease, the Brands Agreement, the Transition Services Agreement, the Tax Sharing Agreement, the Appliances Agreement, the Authorized Seller Agreement, the Home Services Agreement, the Management Services Agreement, the Loan Agreement, the Stockholders’ Agreement and each other material document executed or issued in connection therewith, in each case as amended, amended and restated, replaced, supplemented or modified and in effect from time to time in accordance with the terms of Section 49.11 of Part II.

Restricted Subsidiary: shall mean any Subsidiary of Tenant other than the Unrestricted Subsidiary.

Spin-Off: shall mean the distribution by Sears Holding Corporation to its shareholders of the outstanding Equity Interests in Holdings held by Sears Holdings Corporation immediately prior to the Spin-Off, pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Stockholders’ Agreement: shall mean, (x) prior to any Spin-Off, the Stockholders’ Agreement among Holdings, ACOF I LLC and Sears dated as of January 8, 2008, and (y) on and after the Spin-Off if a Spin-Off occurs, the Second Amended and Restated Stockholders’ Agreement among Holdings, ACOF I LLC, ESL Investments, Inc. Edward S. Lambert and William Crowley to be dated on or about the date of the Spin-Off.

Term Loan Credit Agreement: shall mean the Amended and Restated Senior Secured Term Loan Agreement dated as of December 22, 2011 among Tenant, the Loan Guarantors party thereto, the Term Lenders and the Term Administrative Agent.

Transition Services Agreement: shall mean (x) prior to any Spin-Off, the Services Agreement, dated as of November 23, 2005, between Tenant and Sears, and (y) on and after the Spin-Off if a Spin-Off occurs, the Transition Services Agreement to be dated on or about the date of the Spin-Off, between Sears Holding Management Corporation and Holdings.

ARTICLE II

CONDITIONS PRECEDENT

This Amendment shall be effective and binding on the Landlord and the Tenant on the date (the “Agreement Closing Date”) upon which the following conditions precedent are satisfied or waived (and with respect to each agreement, document or other deliverable hereunder, each such item shall be in form and substance satisfactory to the Mortgagee, which shall be evidenced by the execution and delivery of this Amendment by the Mortgagee):

1. Amendment. Receipt by the Mortgagee of this Amendment executed and delivered by the Landlord, the Tenant, the Mortgagee, the Required Lenders and the Lease Guarantor.

2. Officer’s Certificate. Receipt by the Mortgagee of an officer’s certificate from the Tenant certifying that no Default or Event of Default has occurred and is continuing as of the date of this Amendment.

3. Amendment regarding ABL Credit Agreement. Receipt by Mortgagee of the ABL Credit Agreement, executed and delivered by the parties thereto.

4. Term Loan Credit Agreement. Receipt by Mortgagee of the Term Loan Credit Agreement, executed and delivered by the parties thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Tenant hereby represents and warrants to and for the benefit of the Landlord, the Mortgagee and the Lenders and their respective successors and assigns as follows (each such representation and warranty to be made and to be effective as of the date of this Amendment):

(a) The Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) The Tenant has full power, authority and legal right to enter into and perform its obligations under this Amendment;

(c) This Amendment has been duly and legally authorized by all necessary action taken by the Tenant and has been duly executed and delivered by the Tenant;

(d) The execution, delivery and performance by the Tenant of this Amendment are not in violation of its limited liability company agreement or any other governing document or instrument to which it is a party or to which it is subject, of any United States federal, state or local judgment, order, decree, law or governmental rule or regulation applicable to it or its assets and will not contravene the provisions of, or constitute a default under, any indenture, agreement, lease or license to which it is a party or by which its properties may be bound or affected and do not create any lien, encumbrance or claim of any kind upon any of the Properties;

(e) This Amendment is the legal, valid, binding and enforceable obligation of the Tenant, enforceable against the Tenant in accordance with the terms thereof;

(f) Each representation and warranty of the Tenant in the Lease (as amended by this Amendment) is true and correct as of the date of this Amendment, except to the extent that any such representation and warranty relates to an earlier date, in which case such representation and warranty was true and correct as of such earlier date; and

(g) There is no Default or Event of Default existing as of the date of this Amendment, and the execution and delivery by the Tenant of this Amendment will not result in any Default or Event of Default.

ARTICLE IV

MISCELLANEOUS

1. Full Force and Effect. Except as modified by this Amendment, all of the terms and provisions of the Lease are hereby ratified and affirmed in their entirety and shall remain in full force and effect.

2. Costs and Expenses. The Tenant agrees to pay all reasonable costs and out-of-pocket expenses of the Mortgagee in connection with the preparation, negotiation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

4. Evidence of Lease Guarantor Consent. As required pursuant to Section 44(h) of Part II to the Lease, the parties hereto agree that execution of this Amendment by the Lease Guarantor shall constitute evidence that the Lease Guarantor has agreed to remain liable for all of the Tenant’s obligations under the Lease notwithstanding the term and conditions of this Amendment.

5. GOVERNING LAW. THIS AMENDMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

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IN WITNESS WHEREOF, the following parties have executed this Amendment as of the day and year first above written.

LANDLORD: OSH PROPERTIES LLC, a Delaware limited liability company

By:	/s/ Michael Fox
Name:	Michael Fox
Title:	SVP & General Counsel

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

TENANT: ORCHARD SUPPLY HARDWARE LLC, a Delaware limited liability company

By:	ORCHARD SUPPLY HARDWARE STORES CORPORATION, its sole member

By:	/s/ Michael Fox
Name:	Michael Fox
Title:	SVP & General Counsel

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

ACKNOWLEDGED AND AGREED:

MORTGAGEE: WELLS FARGO BANK, N.A., as Administrative Agent

By:	/s/ John D. Altmeyer
Name:	John D. Altmeyer
Title:	Vice President

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

LENDERS: WELLS FARGO BANK, N.A.

By:	/s/ Weston R. Garrett
Name:	Weston R. Garrett
Title:	Managing Director

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

UNION BANK, N.A.

By:	/s/ Brent Housteau
Name:	Brent Housteau
Title:	Vice President

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

BANK OF AMERICA, N.A.

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Senior Vice President

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

CALIFORNIA FIRST NATIONAL BANK

By:	/s/ Don Lee
Name:	Don Lee
Title:	SVP

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

CITY NATIONAL BANK

By:	/s/ Jennifer Velez
Name:	Jennifer Velez
Title:	Vice President

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

AIB DEBT MANAGEMENT, LTD.

By:	/s/ Joseph Augustini
Name:	Joseph Augustini
Title:	Senior Vice President
Investment Advisor to AIB Debt Management, Limited

By:	/s/ Fern Lindsay
Name:	Fern Lindsay
Title:	Assistant Vice President
Investment Advisor to
AIB Debt Management, Limited

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC

LEASE GUARANTOR: OSH FINANCE CORPORATION, a Delaware corporation

By:	/s/ Michael Fox
Name:	Michael Fox
Title:	SVP & General Counsel

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AMENDMENT NO. 2 TO LEASE

OSH PROPERTIES LLC